Exhibit 2.1
BUSINESS SALE AGREEMENT
     THIS BUSINESS SALE AGREEMENT (this “Agreement”), entered into on the 27th day of June, 2006 (the “Closing Date”), to be effective as of the 31st day of May, 2006 (the “Effective Date”), by and among Hypercom Corporation, a Delaware corporation (“Parent”), Hypercom EMEA Ltd., a private limited company registered in England and Wales (“Seller”), Forrester UK Holdings, LLC, a limited liability company organized in New York (the “Purchaser”) and Northern Leasing Systems, Inc., a New York corporation and affiliated with Purchaser (“NLSI”).
W I T N E S S E T H
     WHEREAS, Seller is a wholly-owned subsidiary of Parent;
     WHEREAS, Seller operates a division that is in the business of leasing point-of-sale equipment, devices, terminals and other general equipment to merchants and other businesses (the “Business”);
     WHEREAS, Seller wishes to sell and transfer to Purchaser as a going concern the Business pursuant to and in accordance with the terms and conditions of this Agreement; and
     WHEREAS, Purchaser wishes to acquire as a going concern the Business pursuant to and in accordance with and subject to the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto hereby agree as follows:
ARTICLE 1:
SALE AND PURCHASE OF BUSINESS AND ASSETS
     1.1 Sale and Purchase of Assets. Subject to the terms, conditions and exclusions set forth in this Agreement, Seller hereby sells, transfers and assigns to Purchaser, and Purchaser hereby purchases and acquires from Seller, the Business as a going concern, including all of the assets, properties, good will, rights and business of the Business owned by Seller of every type and description, including real, personal, tangible and intangible, wherever located and whether or not reflected on the books and records of Seller (collectively, the “Purchased Assets”), as the same shall exist on the Effective Date, including, without limitation, the following:
     (a) all leases or rental agreements, including but not limited to inactive or charged off Hire Agreements, all of the contracts, agreements, orders, engagements and arrangements (whether written or oral) between Seller and customers of the Business for the supply of goods or services by Seller in the ordinary course of trading in relation to the Business which exist as of the Effective Date, including the benefit thereof, instruments or arrangements relating to the Business, including, but not limited to, all of Seller’s accounts and rights to receive payments and other forms of receivables, whether by installments, deferred payments, rental payments or otherwise, including but not limited to those listed or described in Schedule 1.1(a) which shall be delivered to Purchaser currently with the execution of this Agreement (the “Hire Agreements”), other than those Hire Agreements (and the equipment leased pursuant to such Hire Agreement) that are currently classified by Seller as “inactive” and that were originated during the Lapse Period or the Non-conforming Period (as defined in Section 6.21) (the “Excluded Inactive Hire Agreements”). For the purposes of the remainder of this Agreement, the terms “Hire Agreements” and “Purchased Assets” shall not include the Excluded Inactive Hire Agreements. For the avoidance of doubt, this Agreement this Agreement shall constitute an absolute assignment to the Purchaser of the Hire Agreements;
     (b) with respect to any Hire Agreements, all documents, contracts and agreements, notes chattel paper, other evidences of indebtedness, security agreements, conditional sale contracts, financing leases, deeds of trust, certificates of title, and any other evidences or documents of ownership, guarantees, recourse agreements and all other security and other instruments or documents of every kind related to the Hire Agreements and/or the Collateral executed or delivered in connection with such Hire Agreements (collectively, the “Hire Agreement Documents”), including but not limited to those documents and agreements specified on Schedule 1.1(b);
     (c) the right, title and ownership of the Goods (as the term is defined or described in each Hire Agreement and referred to herein as the “Goods”) described in each Hire Agreement or which otherwise secures the payment or performance pursuant to each Hire Agreement, including all proceeds thereof (the “Collateral”);
     (d) except as set forth on Schedule 1.1(d), (i) all rentals, installments and other payments due or to become due under the Hire Agreements and the Hire Agreement Documents, including, without limitation, all amounts payable by the person obligated to make payment under a Hire Agreement (the “Account Debtor”) upon any extension of the term of the Hire Agreement or upon the exercise of any renewal or purchase option and all rights to the proceeds of insurance, if any exists, covering the Collateral, (ii) all of the rights and remedies of Seller under the Hire Agreements and the Hire Agreement Documents, including the right to take in Seller’s name any and all proceedings, legal, equitable or otherwise that Seller could otherwise take save for those rights and remedies under this Agreement, and (iii) all proceeds (other than the amounts payable by Purchaser to Seller pursuant and subject to the terms and conditions of this Agreement) of the sale or other disposition of the Hire Agreements, Hire Agreement Documents and/or the Collateral;

     (e) to the extent transfer is permitted by applicable law, all franchises, approvals, permits, licenses, orders, registrations, certificates, variances, qualifications and other similar rights or governmental authorization and approvals relating to the Hire Agreements, Hire Agreement Documents and for the Collateral, as such items are specified in Schedule 4.1.6(a), (collectively, the “Licenses and Permits”);
     (f) all client, customer and other lists, if any exist, related to the Hire Agreements, Hire Agreement Documents and/or the Collateral and all registered or unregistered intellectual property rights (including without limitation, all copyright and database rights) contained in such lists;
     (g) all database or computer files related to the Hire Agreements, Hire Agreement Documents or the Collateral (“Customer Database”), a copy of which Seller may keep for purposes set forth in Section 4.1.26(g), and all registered or un-registered intellectual property rights (including without limitation, all copyright and data base rights) contained in the Customer Database; and
     (h) all payments paid by the Accounts Debtors or owed by them as of the Effective Date.
     1.2 Excluded Assets. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Seller will retain and not transfer, and Purchaser will not purchase or acquire, the following (collectively, the “Excluded Assets”):
     (a) the balance of cash and cash equivalents of Seller through and including the day immediately prior to the Effective Date, as set forth on Seller’s unaudited balance sheet as of the close of business on such date;
     (b) any net operating loss or tax credit that inures directly to the benefit of Seller from the operation of the Business prior to the Closing Date;
     (c) the corporate minute books and stock registers of Seller;
     (d) all employees of Seller as well as the personnel records (including, without limitation, all human resources and other records) of Seller relating to all employees of Seller;
     (e) the right to commission refunds or “clawbacks” on Hire Agreements originated by Seller under its agreement with Cardnet Merchant Services (“Cardnet”) which is more specifically described on Schedule 1.2(e);
     (f) any assets listed on Schedule 1.2(f) attached hereto and made a part hereof; and

     (g) the right to VAT refunds or “clawbacks” on Hire Agreements when Seller has paid VAT on a merchant’s behalf but has not recovered the VAT from the merchant, and as more fully described on Schedule 1.2(g);
     (h) the Excluded Inactive Hire Agreements; and
     (i) all tax and tax related records related to the Business and the Purchased Assets.
ARTICLE 2:
PURCHASE PRICE; PAYMENT; ASSIGNMENT
     2.1 Compensation to Seller. In full consideration for the purchase, transfer, assignment and sale of the Business and Purchased Assets to Purchaser, Purchaser shall, subject to the terms and conditions of this Agreement, pay to Seller, an amount equal to Twelve Million Two Hundred Forty-Eight Thousand Three Hundred and Ninety One United States Dollars (US$12,248,391) (the “Purchase Price”), which shall be paid in cash on the Closing Date by wire transfer to the bank account specified in Section 2.2 hereof.
     2.2 Payments Due Under this Agreement. Any sums of money due to Seller pursuant to this Agreement shall be made by wire transfer of immediately available funds to Seller to the following account: Wells Fargo NA, Swift Code WFBIUS65, ABA # 1210-00248, Account Name Hypercom Corporation, Account Number 4496835166 or to such other account as Seller shall designate in writing to Purchaser. Any sums of money due to Purchaser pursuant to this agreement shall be made by wire transfer of immediately available funds to Purchaser to the following account: Barclays Bank plc, Account No. 20855375, Branch 204375.
     2.3 Assignment. This Agreement shall constitute an assignment to Purchaser of the Purchased Assets.
ARTICLE 3:
ASSUMED LIABILITIES AND EXCLUDED LIABILITIES
     3.1 Assumed Liabilities. On the Closing Date, Purchaser shall assume and agree to discharge any and all liabilities, obligations and commitments arising from and after the Effective Date related to the Purchased Assets and under or related to any of the Hire Agreements and Hire Agreement Documents, including but not limited to the maintenance, repair and replacement of the Goods and the providing of helpdesk and maintenance services (the “Assumed Liabilities”) but specifically excluding any obligation that constitutes an Excluded Liability. Nothing herein shall be construed to constitute a transfer to, or an assumption by Purchaser of any obligations other than: (a) those obligations expressly transferred to Purchaser by this Agreement; or (b) the Assumed Liabilities.

     3.2 Excluded Liabilities. Seller shall continue to retain as of and after the Effective Date and shall subsequently pay, honor and discharge when due and payable in accordance with and subject to the terms and conditions of the relevant governing agreements, commitments and instruments all liabilities and obligations of Seller related to the Purchased Assets and the Business other than the Assumed Liabilities (collectively the “Excluded Liabilities”), including without limitation:
     (a) any liabilities and obligations of Seller under any agreement with third parties including, but not limited to, any vendor agreements and/or any agreement with Cardnet; and
     (b) all liabilities or obligations existing or arising prior to the Effective Date related to the Hire Agreements, the Hire Agreement Documents, and Collateral, and all liabilities and obligations related to all breaches by Seller of the terms of any of the Hire Agreements or Hire Agreement Documents;
     (c) any liabilities or obligations relating to employees of Seller, including without limitation, any wages, salary, severance, bonuses, commissions, vacation or holiday pay, medical benefits, fringe benefits, disability benefits, life insurance benefits, any duties, obligations or liabilities arising under any employee pension plan, or under applicable law, including without limitation, the Transfer of Undertakings (Protection of Employment) Regulations 2006;
     (d) subject to Section 6.5 any Tax relating to the period prior to the Effective Date including, without limitation, any income taxes, franchise, sales, transfer, recording, documentary, or other tax imposed upon or incurred by Seller arising out of or in connection with the negotiation, preparation and consummation of this Agreement, provided that Seller shall remain liable to account for any value added output tax in respect of all supplies made by Seller in connection with the Business for periods up to and ending on the Closing Date;
     (e) any liabilities that arise as a result of a breach of any of Seller’s representations and warranties under this Agreement and, including, without limitation, any liability or obligation of Parent or Seller to attorneys, accountants, brokers, or others for services rendered or expenses incurred by or on behalf of Parent or Seller; and
     (f) all obligations or liabilities with respect to the Excluded Assets.
     3.3 Nonassignable Contracts and Authorizations. To the extent that the assignment of any contract or any Licenses and Permits relating to the Business and the Purchased Assets, including without limitation, the Hire Agreements, Hire Agreement Documents, and the Collateral to be assigned to Purchaser pursuant to this Agreement shall require the consent of any other party, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach thereof, provided, however, Seller shall use its commercially reasonable efforts, and Purchaser shall cooperate where appropriate, to obtain any consent necessary to any such assignment. If any such consent is not obtained, then Seller shall cooperate with Purchaser in any reasonable arrangement requested by Purchaser designed to provide to Purchaser the benefits under any such contract, including the Hire Agreements, Hire Agreement Documents, and the Licenses and Permits, including enforcement of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise; provided, however, Seller shall hold the benefit of any such Hire Agreements, Hire Agreement Documents, and the Licenses and Permits in trust for Purchaser and all profits and losses arising from them shall belong to Purchaser.
ARTICLE 4:
REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER
     4.1 Representations and Warranties of Parent and Seller. Parent and Seller, jointly and severally, represent and warrant to Purchaser and NLSI as follows:
          4.1.1 Corporate Organization and Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all corporate power and authority to execute and deliver this Agreement, to carry on its business as presently conducted and to consummate the transaction contemplated herein and perform its obligations hereunder. Seller is a corporation duly organized, validly existing and in good standing under the laws of England and Wales and has all corporate power and authority to execute and deliver this Agreement and carry on its business as presently conducted and to consummate the transaction contemplated herein and perform its obligations hereunder. Seller has delivered to Purchaser complete and correct copies of the memorandum and articles of association of Seller.
          4.1.2 Authorization. All corporate and other proceedings required to be taken on the part of Parent or Seller, including, without limitation, all action required to be taken by their respective directors and shareholders to authorize Parent or Seller to enter into and carry out this Agreement and to sell the Business and the Purchased Assets, have been duly and properly taken. This Agreement has been duly executed and delivered by Parent and Seller and is the valid and binding obligation of Parent and Seller, enforceable against them in accordance with its terms, except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies, or by applicable bankruptcy or insolvency laws and related decisions affecting creditors’ rights generally.
          4.1.3 No Conflict. Except as set forth in Schedule 4.1.3, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in the acceleration of, or the creation in any party of any right to accelerate, terminate, materially modify or cancel any material indenture, contract, including the Hire Agreements and Hire Agreement Documents, lease, sublease, loan agreement, note or other obligation or related liability to which Seller is a party or by which it is bound or to which any of its assets is subject and which will be transferred to Purchaser pursuant to this Agreement,

(b) conflict with or result in a breach of or constitute a default under any provision of the memorandum and articles of association (or other charter documents) of Parent or Seller, or a default under or violation of any material restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability to which Parent or Seller is a party or by which either is bound or to which any of their assets are subject or result in the creation of any lien or encumbrance upon any of said assets, or (c) violate or result in a breach of or constitute a default under any judgment, order, decree, rule or regulation of any court or governmental agency to which either Parent or Seller is subject, and which, in each of clauses (a), (b) and (c) of this Section 4.1.3, would have or could reasonably be expected to have a Material Adverse Effect.
          4.1.4 Insurance.
          (a) Seller has not been denied insurance or suffered the cancellation of any insurance with respect to the Business or Purchased Assets in the past five years.
          (b) There are no outstanding claims under any insurance policy or default with respect to provisions in any such policy relating to the Business or Purchased Assets, which claim or default individually or in the aggregate would have a Material Adverse Effect.
          4.1.5 Litigation. Except as set forth in Schedule 4.1.5 to the best knowledge of Parent and Seller, there is no action, suit, proceeding, arbitration or investigation pending or threatened against Parent or Seller or any of the directors, officers or agents of Parent or Seller with respect to the Business or Purchased Assets, or which question the validity of this Agreement, and there are no orders, writs, injunctions or decrees currently in force against Parent or Seller or any of the directors, officers or agents of Parent or Seller with respect to the Purchased Assets or the Business.
          4.1.6 Licenses and Permits; Compliance with Laws.
          (a) Except as set forth in Schedule 4.1.6(a), Seller owns, holds or possesses in its own name all Licenses and Permits necessary to entitle it to own or lease, operate and use the Purchased Assets and to carry on and conduct the Business and its operations as presently conducted, except for such Licenses and Permits the absence of which would not have a Material Adverse Effect. To the best knowledge of Parent and Seller and except as set forth in Schedule 4.1.6(a), Seller is not in violation of or default under any Licenses and Permits that could reasonably be expected individually or in the aggregate to have a Material Adverse Effect or which could reasonably be expected to interfere materially with the consummation of the transactions contemplated herein. Schedule 4.1.6(a) hereto sets forth a complete and correct list of all material Licenses and Permits related to the Purchased Assets, all of which are in full force and effect as of the date hereof. Except as set forth in Schedule 4.1.6(a), with respect to the Purchased Assets including, but not limited to, the Hire Agreements Hire Agreement Documents, and the Collateral, Seller is, and has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Purchased Assets or the ownership or use of any of the Purchased Assets, except for events or circumstances where non-compliance could not reasonably be expected to result in a Material Adverse Effect.
          (b) Except as set forth in Schedule 4.1.6(b) to the best knowledge of Parent and Seller, no event related to the Purchased Assets has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirements, or (ii) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature which could reasonably be expected to result in a Material Adverse Effect.
          4.1.7 Taxes.
          (a) Seller has paid or will pay when due or finally settled all Taxes relating to the Business or the Purchased Assets that are or become due and payable for all periods up to and including the Effective Date, and all value added tax output tax in respect of all supplies made by Seller in respect of periods up to and including the Closing Date. Seller has properly filed on a timely basis, or will file, when due, all Tax Returns relating to the Business or the Purchased Assets for all periods up to and including the Effective Date.
          (b) There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Business or the Purchased Assets.
          (c) None of the Purchased Assets are subject to any security interest or charge arising in connection with the failure (or alleged failure) of Seller or any other person to pay Taxes. All customs duties, VAT and any other taxation payable to any tax authority (including, without limitation, HM Revenue & Customs) upon the importation or acquisition of any of the Purchased Assets and all excise duties payable to any tax authority in respect of any of the Purchased Assets has been paid in full. None of the Purchased Assets are liable to or subject to confiscation or forfeiture (whether by non-payment or underpayment of any taxation or by virtue of non-compliance with any legislation relating to taxation or otherwise).
          (d) All VAT and associated records, invoices, returns and other documents relating to the Business and the Purchased Assets which are required to be preserved in accordance with the VATA 1994 have been so preserved.
          (e) All documents which relate to the Business, the Purchased Assets or affect the right, title or interest of Seller in or to any of the Purchased Assets and which attract or are subject to stamp duty or any similar tax or duty in the UK or elsewhere have been duly stamped within the requisite period.
          (f) There has been no dispute between Seller and HM Revenue & Customs in respect of the Business or any of the Purchased Assets.
          (g) None of the Purchased Assets is a fixture (as defined by section 173 CAA 2001).

          4.1.8 Brokers; Finders. Parent and Seller have not retained any broker or finder in connection with the transactions contemplated herein and is not obligated and has not agreed to pay any brokerage or finder’s commission, fee or similar compensation.
          4.1.9 Absence of Certain Changes. Since January 31, 2006, except as set forth in Schedule 4.1.9, there has not occurred with respect to the Purchased Assets:
               (i) any Material Adverse Effect;
               (ii) any payment, discharge or satisfaction of any liabilities or obligations (whether accrued, absolute, contingent or otherwise) in excess of Five Thousand Dollars ($5,000), other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities or obligations incurred in the ordinary course of business;
               (iii) except in the ordinary course of business, the imposition of mortgage, pledge, lien, security interest, encumbrance, or restriction or charge of any kind;
               (iv) any cancellation or waiver of any claims or rights of value, or any sale, transfer, distribution or other disposal, except in the ordinary course of business;
               (v) any material change in any method of accounting or keeping Seller’s books of account or accounting practices;
               (vi) any damage, destruction or loss of any asset, whether or not covered by insurance, which exceeds Five Thousand Dollars ($5,000);
               (vii) except liabilities incurred in the ordinary course of business, any obligation or liability being incurred for nonperformance or termination of any Hire Agreement or any Hire Agreement Documents; or
               (viii) any disclosure to any person not an employee, contractor or agent of Parent or Seller or other disposal of any customer lists used by Seller.
          4.1.10 Consents and Approval. Except as set forth on Schedule 4.1.10, all consents, approvals, authorizations, order, filing, registrations or qualifications (corporate, third party, governmental or otherwise) necessary for the due authorization, execution and delivery by Parent and Seller of this Agreement and the valid sale, transfer, assignment, and delivery of the Purchased Assets have been obtained.
          4.1.11 Ownership of Purchased Assets; No Liens. Except as set forth in Schedule 4.1.11, Seller has good and valid title to, or a valid and binding leasehold interest or license in, all of the Purchased Assets, free and clear of liens, claims, encumbrances and security interests and each Purchased Asset is legally and beneficially owned by Seller. As of the Closing, Purchaser shall receive good and marketable title to the Purchased Assets free and clear of all security interests, liens, encumbrances and claims whatsoever.

          4.1.12 Obligations and Liabilities of Purchaser. Purchaser has no obligation to make additional loans or advances to lease other property to Account Debtors or to fund further leases or hire agreements.
          4.1.13 Reserved.
          4.1.14 Powers of Attorney. Except as set forth in Schedule 4.1.14 attached hereto and made a part hereof, there are no powers of attorney executed on behalf of Seller with respect to the Purchased Assets.
          4.1.15 Undisclosed Liabilities. Seller has no liabilities, obligations or agreements, whether accrued, absolute, contingent or otherwise, which are material to the Purchased Assets taken as a whole or arise out of or relate to the Purchased Assets, except (a) liabilities or obligations disclosed in Schedule 4.1.15 and in the other Schedules hereto, including the obligations under the Hire Agreements and the Hire Agreement Documents, and (b) Seller’s liabilities or obligations disclosed in this Agreement, and (c) liabilities and obligations which are within the knowledge of Purchaser and NLSI.
          4.1.16 Hire Agreements.
          (a) Enforceability.
               (i) Except as disclosed in Schedule 4.1.16(a)(i), each Hire Agreement and the related Hire Agreement Documents are true and complete in all material respects, and constitute legal, valid, and binding obligations of Seller and the other parties thereto, enforceable in accordance with their terms (except as enforcement may be limited by equitable principles limiting the right to specific performance or other equitable remedies, or by applicable bankruptcy or insolvency laws and related decisions affecting creditors’ rights generally), and are in full force and effect. Except as disclosed in Schedule 4.1.16(a)(i), neither Seller, Account Debtor nor any other party thereto is in default or delinquent on any payments under the terms of any Hire Agreement or any Hire Agreement Documents, and neither Seller, Account Debtor nor any other party thereto is in default in any material respect under the terms, other than payment, of any Hire Agreement or any Hire Agreement Documents;
               (ii) Seller has provided to Purchaser all the originals of the Hire Agreements and Hire Agreement Documents, to the extent such originals are available, and to the extent originals are not available, Seller has provided to Purchaser copies of the Hire Agreements and Hire Agreement Documents, and the Hire Agreements and Hire Agreement Documents are the only documents executed relating to the Purchased Assets, including the Hire Agreements, Collateral and the Account Debtors;
               (iii) the Hire Agreements contain a fixed term;
               (iv) except as disclosed in Schedule 4.1.16 (iv), the Hire Agreements and Hire Agreement Documents conform with all applicable laws, rules and regulations,

including without limitation the Consumer Credit Act 1974 and the Data Protection Act 1998 (and all related legislation and regulations);
               (v) to the best knowledge of Parent and Seller, all signatures, names, addresses, amounts and descriptions of Collateral contained in the Hire Agreements or the Hire Agreement Documents are genuine, true and accurate, and all other statements and facts contained in the Hire Agreements or Hire Agreement Documents are genuine, true and accurate in all material respects;
               (vi) the computation of all accrued income, fees, and other charges, if any, have been made in accordance with the terms of the respective Hire Agreements;
               (vii) except as disclosed in Schedule 4.1.16(vii), no defenses, setoffs or counterclaims of any kind have been raised with respect to the Hire Agreements and the Hire Agreement Documents and no suit or any legal action or proceeding, administrative, judicial or otherwise has been brought or, threatened to be brought by or against Seller in connection therewith;
               (viii) except as disclosed in Schedule 4.1.16(viii) each Hire Agreement provides that it is (A) not cancelable other than pursuant to the Hire Agreement or as provided in the UK Consumer Credit Act 1974 and (B) the Hire Agreements and Hire Agreement Documents are not subject to any defenses, setoffs or counterclaims of any kind;
               (ix) to the best knowledge of Parent and Seller, the Collateral has been delivered to the appropriate Account Debtor and has been unconditionally accepted by the Account Debtor and Seller has no knowledge that the Collateral is not in the actual possession of and being used by such Account Debtor in its business operations or that it is not in good operating condition;
               (x) to the best knowledge of Parent and Seller, except as listed on Schedule 4.1.16(x), no Account Debtor is the subject of any bankruptcy or insolvency proceeding; and
               (xi) the terms of the Hire Agreements provide that they are assignable by Seller and Seller is assigning, transferring and selling the Purchased Assets to Purchaser, including the Hire Agreements, pursuant to this Agreement.
          (b) Priority. Seller is the owner of the Collateral; neither Seller nor Parent has created or given a security interest or lien in the Purchased Assets and to the best knowledge of Parent and Seller, the Collateral is not subject to any security interest or lien other than Seller’s security interest or lien, if any.
          (c) Hire Agreement Records; Information on Schedules. Seller’s reports, ledger cards, and other records pertaining to the Purchased Assets, including Hire Agreements, Hire Agreement Documents and Collateral are accurate in all material respects; and all information contained on the schedules attached to this Agreement, including, without limitation, information regarding the unpaid balances owing on the Hire Agreements and the interest, rental and finance charge rates are accurate in all material respects. The foregoing warranty is limited to those Hire Agreements, related Hire Agreement Documents, and Collateral that as of the Closing Date are current or not more than ninety (90) days past due in any payment required hereunder.
          (d) Payments on the Hire Agreements. No payments made on the Hire Agreements were made or financed, directly or indirectly, by Seller or any of its affiliates or made by any guarantor of an Account Debtor’s obligations.
          (e) Damage to Collateral. To the best knowledge of Parent and Seller, none of the Collateral has been repossessed by any party other than Seller or sold or substantially damaged without being repaired or in the process of being repaired, or without being adequately covered by insurance.
          (f) Agreements with Third Parties. Except as disclosed on Schedule 4.1.16(f), there are no agreements between Seller and any other person, entity or third party, including collection agencies (“Collection Agencies”), who is not a party to the Hire Agreements pertaining to the Hire Agreements, the Hire Agreement Documents or the Collateral. At the request of Purchaser, Seller will send a letter in a form reasonably satisfactory to Purchaser instructing the Collection Agencies to adhere to any instructions it receives from Purchaser.
          (g) Authorization to Direct Debit. Seller hereby affirms that the authorization from the Account Debtors of the Hire Agreements to direct debit/ACH payments owed pursuant to the Hire Agreements is fully assignable and transferable to Purchaser and no further authorization is required.
          (h) Form of Hire Agreement. None of the Hire Agreements are in a form other than one of the standard form Hire Agreements attached hereto as Exhibits A to E.
          4.1.17 Credit Standards and Reserves. With respect to the Hire Agreements, Seller has consistently applied the credit policy of Cardnet (the “Credit Policy”). Except as disclosed in Schedule 4.1.17 since January 31, 2006, Seller has not changed in any material respects the Credit Policy applied by it to its customers.
          4.1.18 Abandoned Property. Seller has timely filed with the relevant governmental authorities all reports and filings required to be given or made under the applicable laws of such governmental authority with respect to abandoned funds or property arising out of any Hire Agreements included in the Purchased Assets.
          4.1.19 Accuracy of Information Furnished. No representation or warranty by Parent or Seller contained in this Agreement, the disclosure schedules, the exhibit documents or correspondence and schedules delivered to Purchaser or NLSI by Parent or Seller, and no statement contained in any certificate furnished or to be furnished by or on behalf of Parent or Seller pursuant hereto, or in connection with the transactions contemplated hereby, contains, or will contain as of the date such representation or warranty is made or such certificate is or will be furnished, any untrue statement of a material fact, or omits, or will omit to state as of the date such representation or warranty is made or such certificate is or will be furnished, any material fact which is necessary to make the statements contained herein or therein not misleading. To the best knowledge of Parent and Seller, there is no fact which would or could reasonably be expected to have a Material Adverse Effect on the Purchased Assets, including, but not limited to, the Hire Agreements, Hire Agreement Documents or the Collateral which Parent or Seller has not prior to or on the date hereof disclosed to Purchaser or NLSI in writing. Any disclosure made with respect to one or more schedules hereto shall be deemed to be a disclosure with respect to each other schedule as to which such disclosure is relevant, provided that such relevance is reasonably apparent.
          4.1.20 Required Agreements. The Hire Agreements and Hire Agreement Documents are the only agreements necessary to operate the Business.
          4.1.21 No Injunctive Proceedings. No preliminary or permanent injunction or other order (including a temporary restraining order), or the threat thereof, of any court or other governmental agency which prevents the consummation of the transactions which are the subject of this Agreement or prohibits Purchaser’s ownership of the Purchased Assets shall have been issued and remain in effect.
          4.1.22 Cardnet. Schedule 4.1.22 sets forth all of the leases pursuant to which Cardnet is entitled to a residual sharing payment and the amount of such payment (the “Cardnet Residual Sharing Leases”). Attached hereto as Exhibit F is a letter from Cardnet that Cardnet has delivered to Seller setting forth the view that Seller has no further funding obligation to Cardnet (the “Cardnet Letter”).
          4.1.23 Help Desk Payments. Schedule 4.1.23 lists the Hire Agreements and the amount of each payment due on such Hire Agreement for Seller’s providing Help Desk Services.
          4.1.24 Reserved.
          4.1.25 Insolvency of Seller.
          (a) No order has been made or petition presented, meeting convened or resolution passed for the winding up of Seller, nor has any receiver been appointed or any distress, execution or other process been levied in respect to the Business or the Purchased Assets or any of them and no events have occurred which would justify any such proceedings.
          (b) No administrative or other receiver has been appointed by any person over the Business or the Purchased Assets or any part thereof, nor has any order been made by, or petition presented to, any court for the appointment of an administrator in respect of Seller. No administrator of Seller has been appointed by any person entitled to appoint such an administrator pursuant to Schedule B1 to the Insolvency Act 1986, nor have any documents been filed with any court for the appointment of such an administrator, and nor has any notice of intention to appoint such an administrator been given by any such person. Seller is solvent and able to pay its debts as they fall due.
          (c) No composition in satisfaction of the debts of Seller, scheme of arrangement of its affairs or compromise or arrangement between it and either its creditors or its members or both, or any class of either its creditors or members or both, has been proposed, sanctioned or approved.
          (d) No distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of the whole or any part of the Business or the Purchased Assets.
          (e) No event has occurred causing, or which on intervention or notice by any third party may cause, any floating charge created by Seller to crystallize over the Business or the Purchased Assets or any of them, nor any charge created by it to become enforceable over the Business or the Purchased Assets or any of them, nor has any such crystallization occurred and nor is such enforcement in process.
          4.1.26 Data Protection.
          (a) Neither Parent nor Seller has shared the Personal Data with any organization competing with the business of Purchaser or NLSI.
          (b) There are no Data Subject access requests outstanding as at Closing in relation to the Personal Data.
          (c) Seller can lawfully sell or otherwise transfer the Personal Data to Purchaser under this Agreement and the Data Transfer Agreement and Purchaser may lawfully use the Personal Data for the purposes of the Business or in relation to the Purchased Assets and under the Data Transfer Agreement.
          (d) The consents held from Data Subjects in relation to the Processing of the Personal Data are valid and up to date.
          (e) There are no outstanding complaints, legal actions, proceedings, assessments, investigations or other queries outstanding from any party including Data Subjects and The Office of the Information Commissioner in respect of Sellers Processing of the Personal Data.
          (f) Neither Parent nor Seller, nor any of their directors, employees or Data Processors (as defined from time to time in the Data Protection Act 1998) have acted, or omitted to act, in any way which may constitute a breach of the Data Protection Act 1998.
          (g) Seller will retain one copy of the Customer Data Base after Closing and such copy shall be held and used by Seller strictly in accordance with and subject to the terms of each of the Transition Services Agreement, the Data Transfer Agreement and the confidentiality obligations detailed in Section 6.24. Specifically, Seller’s use of its copy of the Customer Data Base shall be solely for the purposes of complying with:
               (i) any obligations it may have pursuant to the provisions of the Transition Services Agreement referenced in Section 6.10; and
               (ii) any obligations it may have pursuant to the Data Transfer Agreement referenced in Section 8.1.4; and
               (iii) any Legal Requirement.
               4.1.27 Knowledge of Parent and Seller. For purposes this Agreement, the term “to the best knowledge of Parent and Seller” or other term of similar import means the knowledge of any officer, employee or consultant listed on Schedule 4.1.27 with the primary responsibility for the matter in question, which knowledge such officer, employee or consultant actually has, at any time had, or should reasonably be expected to have in the ordinary course of the discharge of his responsibilities without having made any specific inquiry into the subject matter.
          4.1.28 Representation and Warranties. All representations and warranties of Parent and Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date.
ARTICLE 5:
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     5.1 Representations and Warranties. NLSI and Purchaser represent and warrant, jointly and severally, to Parent and Seller as follows:
          5.1.1 Organization and Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of New York and has all corporate power and authority to execute and deliver this Agreement, to carry on the businesses in which it is engaged, to consummate the transactions contemplated hereby, and perform its obligations hereunder. NLSI is a corporation duly organized, validly existing and in good standing under the laws of New York and has all corporate power and authority to execute and deliver this Agreement, to carry on the business in which it is engaged, to consummate the transaction contemplated hereby, and perform its obligations hereunder. Purchaser has delivered a complete and correct copy of its Certificate of Formation to Seller.
          5.1.2 Authorization. All corporate and other proceedings required to be taken on the part of Purchaser and NLSI, including, without limitation, all action required to be taken by the directors or shareholders of Purchaser and NLSI to authorize Purchaser to enter into and carry out this Agreement and to fully perform their obligations hereunder, have been duly and properly taken. This Agreement has been duly executed and delivered by Purchaser and NLSI and is the valid and binding obligation of Purchaser and NLSI enforceable against each of them in accordance with its terms, except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies, or by applicable bankruptcy or insolvency laws and related decisions affecting creditors’ rights generally.
          5.1.3 No-Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not:
          (a) result in the breach of any of the terms or conditions of, or constitute a default under or violate, as the case may be, the articles of organization or by-laws of Purchaser, or any agreement, lease, mortgage, note, bond, indenture, license, guarantee or other document or undertaking, oral or written, to which Purchaser or any of its subsidiaries or affiliates is bound, or by which any of its or their properties or assets may be affected; or
          (b) violate any rule, regulation, writ, injunction, order or decree of any court, administrative agency or governmental body.
          5.1.4 Litigation. There are no actions, suits, proceedings, arbitrations, or investigations pending or, to Purchaser or NLSI’s best knowledge, threatened which question the validity of this Agreement or the consummation of the transactions contemplated herein.
          5.1.5 Brokers, Finders. Purchaser has not retained any broker or finder in connection with the transactions contemplated herein and is not obligated and has not agreed to pay any brokerage or finder’s commission, fee or similar compensation.
          5.1.6 Approvals, etc. All consents, approvals, authorizations and orders (corporate, governmental or otherwise) necessary for the due authorization, execution and delivery by Purchaser and NLSI of this Agreement and the consummation of the transactions contemplated hereby have been obtained.
          5.1.7 Funds. Purchaser has sufficient funds to consummate this transaction and the consideration by Purchaser is not contingent on Purchaser’s obtaining financing from a third party that is not affiliated with Purchaser.
          5.1.8 Licenses and Permits. Except as set forth in Schedule 5.1.8, Purchaser owns, holds or possesses in its own name all licenses (including, but not limited to, a Consumer Credit License issued by the Office of Fair Trading in the United Kingdom and to the extent required a notification under the Data Protection Act 1998) and permits necessary to entitle it to own or lease, operate and use the Purchased Assets. To its best knowledge, Purchaser and NLSI are not in violation of or default under any licenses and permits that could reasonably be expected individually or in the aggregate to have a Material Adverse Effect or which could reasonably be expected to interfere materially with the purchase of the Purchased Assets.
          5.1.9 Knowledge of Purchaser and NLSI. For purposes this Agreement, the term “to the best knowledge of Purchaser and NLSI or other term of similar import means the knowledge of any officer or employee listed on Schedule 5.1.9 with the primary responsibility for the matter in question, which knowledge such officer or employee actually has, a any time had, or should reasonably be expected to have in the ordinary course of the discharge of his responsibilities without having made any specific inquiry into the subject matter.
          5.1.10 Representations and Warranties. All representations and warranties of NLSI and Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date.
ARTICLE 6:
COVENANTS AND AGREEMENTS
     6.1 Non-Interference. Neither Parent nor Seller shall take any action or fail to take any action under this Agreement with respect to the Purchased Assets that will materially impair any rights of Purchaser and shall not take any action that would adversely affect the validity and enforceability of any of the Hire Agreements.
     6.2 Hire Agreement Data; Direct Debit/ACH File.
     (a) Concurrently with the execution of this Agreement, Parent and Seller shall deliver to Purchaser all relevant data relating to the Hire Agreements and the direct debit/ACH data file used to debit each Account Debtor’s bank account for amounts due under such Account Debtor’s Hire Agreement in such electronic format as may be requested reasonably by Purchaser to enable Purchaser to perform such direct debit/ACH function after the Closing Date. Parent and Seller agree to cooperate with and provide reasonable assistance to Purchaser, including without limitation, providing direct debit services after the Closing Date pursuant to the terms of the Transition Services Agreement referenced in Section 6.10.
     (b) Purchaser and NLSI jointly and severally undertake to indemnify, defend and hold Parent and Seller and each of their directors, officers, employees, agents, successors and assignees harmless from and against any and all losses, liability, damage or deficiency (including, to fullest extent permitted, interest, penalties, cost of preparation and investigation and reasonable attorney’s (including solicitors’ and counsels’) and data auditors’ fees) that Parent or Seller may suffer, sustain, incur or become subject to arising out of or due to any breach of the Data Transfer Agreement or any breach of any article in this Agreement concerning or connected with data protection matters by either Purchaser, or NLSI or their directors, officers, employees, agents, successors and assignees.
     (c) Parent and Seller jointly and severally undertake to indemnify, defend and hold Purchaser and NLSI and each of their directors, officers, employees, agents, successors and assignees harmless from and against any and all losses, liability, damage or deficiency (including, to fullest extent permitted, interest, penalties, cost of preparation and investigation and reasonable attorney’s

(including solicitors’ and counsels’) and data auditors’ fees) that Purchaser and NLSI may suffer, sustain, incur or become subject to arising out of or due to any breach of the Data Transfer Agreement or any breach of any article in this Agreement concerning or connected with data protection matters by either Parent or Seller, or their directors, officers, employees, agents, successors and assignees.
     6.3 Disclosures. Except as required by law, no written or oral announcement or private disclosure with respect to the transactions contemplated hereby will be made, either prior to or after the Closing, to any person unrelated to Parent, Seller, or Purchaser unless jointly approved by Parent or Seller and Purchaser. If disclosure is required by law, the disclosing party shall consult in advance with the other party and attempt in good faith to reflect such other party’s concerns in the required disclosure. Notwithstanding the foregoing, Parent may disclose the existence and general terms of this Agreement in its periodic reports (including the filing of this Agreement, including reports on Form 8-K, 10-Q, 10-K and any registration statement filed by Parent with the Securities Exchange Commission under the Securities Act of 1933. Parent and Seller agree to reasonably cooperate with any confidentiality treatment request suggested by Purchaser.
     6.4 Books and Records and Information.
          6.4.1 Inspection of Documents. Parent and Seller agree that all documents that are retained by Parent or Seller after the Closing Date and that are related to the Purchased Assets (including but not limited to the VAT Records and any other records and documents of the Seller relating to Tax) shall at the reasonable request of the Purchaser be open for inspection by representatives of Purchaser at any time during regular business hours until such time as documents are destroyed or possession thereof is given up to the other party as provided for in Section 6.4.1 hereof and that Purchaser may during such period at its expense make such copies thereof as it may reasonably request.
          6.4.2 Destruction of Documents. Without limiting the generality of Section 6.4.1 hereof, for a period ending on the sixth anniversary of the Closing Date, unless an applicable statute of limitations in the UK provides for a longer period, neither Purchaser nor Parent or Seller shall destroy or give up possession of any item referred to in Section 6.4.1 hereof without first offering to the other the opportunity, at such other’s expense (but without any other payment), to obtain the same. Thereafter each party shall be free to dispose of them as it deems fit.
6.5 Tax Matters.
          6.5.1 Taxes Through Effective Date. Seller shall be solely responsible for and shall indemnify and hold harmless Purchaser for all Taxes with respect to the Business and the Purchased Assets for or pertaining to all periods up to and including the Effective Date, and for value added tax output tax for supplies made by Seller during periods up to and including the Closing Date and Purchaser shall be responsible for and indemnify and hold harmless Seller for all Taxes (other than value added tax output tax for supplies made by Seller during periods up to and including the Closing Date) with respect to the Business and the Purchased Assets for or pertaining to all periods thereafter, except that any Taxes imposed upon the ownership of property over any particular period which included the Effective Date, or similar tax, shall be prorated over the period ending on the Effective Date and the period thereafter. Any claim for indemnification hereunder shall be subject to the procedures set forth in Article 9 hereof.
          6.5.2 Subject to the terms of this Section 6.5, Seller shall be responsible for all value added, sales and similar taxes assessed or payable in connection with the transfer of the Purchased Assets and Business to Purchaser. Seller and Purchaser intend that the Business shall be transferred as a going concern with effect from the Closing Date and that the provisions of Article 5 of the Value Added Tax (Special Provisions) Order 1995 will apply to the transfer and the sale and purchase of the Business and the Purchased Assets.
          6.5.3 Seller hereby undertakes that, as soon as reasonably practicable after the Closing Date, it shall apply to HM Revenue & Customs for a determination that the provisions of Article 5 of the Value Added Tax (Special Provisions) Order 1995 apply to the transfer and the sale and purchase of the Business and the Purchased Assets (the “Determination”). Seller shall submit to Purchaser for its approval (such approval not to be unreasonably withheld or delayed) a draft of the letter of application before its submission to HM Revenue & Customs, and shall incorporate all such reasonable comments and suggestions as Purchaser may make.
          6.5.4 In the event that forty five (45) days after the Closing Date, HM Revenue & Customs has not made the Determination, Seller, at its sole cost and expense shall seek from UK tax counsel of at least 5 years’ call an opinion which shall be issued as soon as reasonably practicable as to whether the provisions of Article 5 of the Value Added Tax (Special Provisions) Order 1995 apply to the transfer and the sale and purchase of the Business and the Purchased Assets (the “UK VAT Tax Opinion”) and Seller shall promptly provide Purchaser with a copy of the UK VAT Tax Opinion.
          6.5.5 If HM Revenue & Customs shall determine (whether pursuant to the application referred to in Section 6.5.3 or otherwise) or the UK VAT TAX Opinion shall determine (and such determination has not been superseded by a determination to the contrary by HM Revenue and Customs) that VAT is chargeable in respect of the supply of all or any part of the Purchased Assets pursuant to this Agreement:
          (a) Seller shall notify Purchaser within seven (7) days of its being so advised by HM Revenue & Customs or receipt of the UK VAT Tax Opinion of the amount of VAT so chargeable (the “VAT Amount”);
          (b) provided Seller is permitted by law to do so Seller shall deliver to Purchaser an appropriate tax invoice or invoices for VAT purposes in respect of the supply for VAT purposes made by Seller to Purchaser as a consequence of the sale of the Business and the Purchased Assets to Purchaser pursuant to this Agreement setting out the VAT Amount;

          (c) Seller shall account to HM Revenue & Customs for an amount equal to the VAT Amount (together with any interest and penalties in respect thereof); and
          (d) Purchaser shall use its best efforts to make such claims at such times as, and as may be permitted by law to obtain from HM Revenue & Customs a refund or credit in respect of the VAT Amount and shall pay to Seller an amount equal to any refund or credit so obtained, such payment to be made within ten (10) days of the date on which the refund or credit is received by Purchaser and hereby undertakes not to commit any voluntary act or omission or transaction which could cause or result in the right to receive such refund or credit being cancelled or lost or clawed back or not available or receipt being unreasonably delayed. In connection with Purchaser’s compliance with this Section 6.5.5 (d), Seller shall be responsible for all reasonable costs and expenses incurred by Purchaser in excess of $5,000 in costs and expenses incurred by Purchaser as a result of its compliance with this Section 6.5.5(d). In such event, Seller shall promptly pay the amount of such costs and expenses after Purchaser has presented Seller with reasonably appropriate documentation of such costs and expenses.
          6.5.6 Cooperation and Exchange of Information. Purchaser shall provide Seller with such cooperation and information as Seller reasonably may request with respect to the filing of any Tax Return, amended Tax Return or claim for refund or credit in respect of taxes, the determination of a liability for Taxes, or a right to refund of Taxes, or the conduct of any audit or other proceeding in respect of Taxes or the application for the determination referred to in Section 6.5.3 or for the purposes of the instructions to the UK tax counsel referred to in Section 6.5.4. Such cooperation and information shall include providing copies of all relevant Tax Returns, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by taxing authorities, and records concerning the ownership and tax basis of property, which Purchaser may possess concerning the Purchased Assets. Purchaser shall make its employees available to Seller on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Notwithstanding the foregoing, Purchaser shall not be required to prepare any documents or determine any information not required to be maintained pursuant to Section 6.4.1 and 6.4.2, or as Purchaser is required to maintain by applicable law. Seller shall reimburse Purchaser for any reasonable out-of-pocket costs incurred by Purchaser in providing any Tax Return, document or other written information, and shall reimburse Purchaser for any reasonable out-of-pocket costs (including regular wages, salaries and traveling expenses) of making employees available, upon receipt of reasonable documentation of such costs. Except as otherwise provided in this Agreement, Purchaser shall retain all Tax Returns, schedules and work papers and all material records or other documents relating thereto, until the expiration of the period of time beginning on the Closing Date and ending on the date on which taxes may no longer be assessed under the applicable statutes of limitation, including the period of waivers or extensions thereof. Any information obtained under this Section 6.5.6 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or credit or in conducting any audit or other proceeding.
          6.5.7 Purchaser hereby warrants and represents as follows:

          (a) Purchaser is or immediately after the Closing Date shall become a taxable person for the purposes of VAT;
          (b) the Purchased Assets are to be used by Purchaser to carry on the business of equipment leasing; and
          (c) there is no current intention and there are no current arrangements for the transfer of the legal or the beneficial ownership in or the liquidation of the Purchased Assets by Purchaser at any time on or after the Closing Date; provided however, that Purchaser shall have the right to transfer or assign the Purchased Assets in accordance with the terms of Section 11.6(b) below.
          6.5.8 Seller shall make a request as soon as it is reasonably practicable and after the Closing Date for a direction from the Commissioners of HMRC that the VAT Records (these being the records relating to the Business which, by virtue of the provisions of paragraph 6 of Schedule 11 to the Value Added Tax Act 1994 of the United Kingdom, are required to be preserved after the Closing Date) shall continue to be preserved by Seller. Accordingly, it is hereby agreed that the VAT Records do not fall within the definition of Purchased Assets.
          6.5.9 In respect of any book debts transferred to Purchaser pursuant to this Agreement which debts relate to a supply of any goods or services by Seller on or prior to the Closing Date, if such book debt is written off as a bad debt by Purchaser after the Closing Date, Purchaser shall promptly notify Seller in respect of the same and Seller shall be entitled so far as permitted by law to retain for its own benefit any VAT bad debt relief available to Seller as a consequence of or in connection with such write-off of the book debt.
          6.5.10 Notwithstanding any other provisions of this Agreement, in respect of all book debts and receivables transferred to Purchaser pursuant to this Agreement and which relate to amounts payable in respect of supplies (for value added tax purposes) made by Seller, Purchaser shall within seven (7) days of the receipt by Purchaser in cleared funds of an amount in respect of any such book debts or receivables, pay to Seller an amount equal to the VAT element of the amount so received by Purchaser (this being equal to 7/47ths of the amount so received).
     6.6 Non-Solicitation of Customers. While a Hire Agreement remains effective or is in renewal, Parent, Seller and their respective affiliates will not, directly or indirectly, solicit any customer or merchant under such Hire Agreement. The parties hereto acknowledge and agree that this Section 6.6 shall not prohibit Parent and Seller from carrying on activities whereby incidental, infrequent and immaterial interaction with a customer or merchant under a Hire Agreement occurs.
     6.7 Trust Funds; Collections. Seller shall, after the Closing Date, hold in trust for Purchaser all sums received by Seller on any Hire Agreement to which Purchaser is entitled pursuant to this Agreement and shall immediately upon receipt thereof, pay over such sums to Purchaser. Seller agrees that Purchaser may endorse in Seller’s name all remittances received and all notes or other instruments (if any) evidencing obligations under the Hire Agreement or the Hire Agreement Documents. Purchaser shall, after the Closing Date, hold in trust for Seller all sums received by Purchaser on any Hire Agreement to which Seller is entitled pursuant to this Agreement and shall immediately upon receipt thereof, pay over such sums to Seller.
     6.8 Communication with Account Debtors. Concurrently with the execution of this Agreement, Seller shall provide written notice to each Account Debtor of the fact that its Hire Agreement has been assigned to Purchaser (the “Assignment Notice”) and that its Personal Data is now held by Purchaser (the “Data Transfer Notice”). Additionally, Purchaser shall provide each Account Debtor with written notice regarding the fair processing of each Account Debtor’s Personal Data (the “Fair Processing Notice”). A copy of the form of each of the Assignment Notice, Data Transfer Notice and the Fair Processing Notice is attached hereto as Exhibit G. Purchaser and Seller shall each bear one half of the cost of providing such notice, including the postage and printing costs.
     6.9 Insurance Obligations. Seller or an affiliate of Seller will maintain in effect until midnight on the Closing Date all casualty, credit and liability insurance policies (or comparable replacement policies) it currently has on the Purchased Assets, as applicable.
     6.10 Transition Services Agreement. Concurrently with the execution of this Agreement Seller and Purchaser shall execute and deliver to the other the Transition Services Agreement which agreement shall be in the form of Exhibit H.
     6.11 Help Desk and Maintenance Services Agreement. Concurrently with the execution of this Agreement Parent, Seller, Purchaser and NLSI shall execute and deliver to the other the Helpdesk and Maintenance Services Agreement which shall be in the form of Exhibit I.
     6.12 Employee Matters. — TUPE and other obligations. Parent and Seller each undertake to Purchaser and NLSI to fully indemnify and keep indemnified Purchaser and NLSI against all Claims which Purchaser or NLSI may suffer, sustain, incur, pay or be put to by reason of:
          (a) any Claim by or on behalf of any person employed or otherwise engaged by Seller or by Parent or by any company associated with Parent or Seller arising from or in connection with their employment or engagement in the Business or in relation to the Purchased Assets or the termination of such employment or engagement prior to, on or after the Closing Date; or
          (b) any Claim by any trade union, employee representative or body of employees or their representatives arising from or connected with any failure by Seller or Parent prior to, on or after the Closing Date to comply with their legal obligations; or

          (c) the transfer of employment or engagement of any person to Purchaser or NLSI arising from or in connection with the sale of the Business or the transfer of the Purchased Assets; or
          (d) any act or omission of Seller or of Parent or of any company associated with Parent or Seller prior to, on or after the Closing Date which, by virtue of TUPE, is deemed to be an act or omission of Purchaser or NLSI;
          (e) any claim for indemnification under this Section 6.12 shall be subject to the procedures in Section 9.4 hereof;
          (f) The indemnities in this Section 6.12 shall not apply to any Claims brought against Purchaser or NLSI by, or in respect of, any persons who were willingly and specifically offered and then accepted employment with Purchaser or NLSI after the Closing Date; and
          (g) Notwithstanding anything to the contrary in this Section 6.12, Parent and Seller shall, at their own expense give Purchaser and NLSI, or their representatives, such assistance as Purchaser and NLSI may require to contest any Claim by any person claiming to have been employed or engaged in the Business or in relation to the Purchased Assets at or prior to the Closing Date.
     6.13 Guaranty by Parent. Parent agrees that any obligation of Seller under this Agreement to Purchaser or otherwise, not performed by Seller shall be performed by Parent.
     6.14 Guaranty by NLSI. NLSI agrees that any obligation of Purchaser under this Agreement to Seller or otherwise, not performed by Purchaser shall be performed by NLSI.
6.15 Data Protection.
          (a) Notwithstanding any other provision of this Agreement, Purchaser and Seller each undertake that on the Closing Date and concurrent with the receipt of the Hire Agreement data, the Customer Database, the direct debit/ACH File and any Personal Data that each shall:
               (i) duly observe and continue to do so all of their obligations which arise under the Data Transfer Agreement (and including, for the avoidance of doubt, Annex A thereto) as entered into by and between Seller and Purchaser on the date hereof and duly observe any obligations which may apply to them under the Data Protection Act 1998 and which may arise in connection with processing the Personal Data; and
               (ii) if required obtain, and at all times maintain, a notification under the Data Protection Act 1998 appropriate to the performance of their obligations under this Agreement.

               (b) For the avoidance of doubt, in the event of any conflict whatsoever between the provisions of this Agreement and the Data Transfer Agreement, the provisions of the Data Transfer Agreement shall prevail.
               (c) Purchaser and Seller shall provide each other with such cooperation and information as either may reasonably request with respect to any data protection matter.
               (d) For the avoidance of doubt, Purchaser and NLSI hereby undertake that should there occur any transfer of part or all of the information referenced in Section 6.15(a) by Purchaser to NLSI (other than, for the avoidance of doubt, merely for purposes of NLSI’s processing of such information on behalf of Purchaser, which shall be done in accordance with the data processing requirements outlined in Annex A to the Data Transfer Agreement), the basis upon, and mechanism by, which such transfer and any subsequent data processing shall take place shall be in accordance with the terms of the Data Transfer Agreement and this Agreement, including but not limited to this Section 6.15.
6.16 Reserved.
     6.17 Offset. Each party hereto shall each have the right to offset any amounts such party owes to the other party, pursuant to this Agreement or otherwise, against any amounts such party in good faith believe the other party owes to it regardless of whether such amounts arise from this Agreement or any other agreement, provided, however this Section 6.17 will not apply to the refund of the VAT Amount. Notwithstanding the foregoing, this Section 6.17 will not apply until the party seeking the right of offset has complied with the indemnification procedures set forth in Article 9.
     6.18 Return of Equipment. Seller shall notify Purchaser immediately if it receives any Collateral and shall hold such Collateral until Purchaser makes arrangements to collect such Collateral at which time such Collateral shall be released according to Purchaser’s instructions to Seller and at Purchaser’s cost. Notwithstanding the foregoing, should Purchaser fail to collect such Collateral within sixty (60) Business Days of the date on which Seller provides notice under this Section 6.18, Seller shall be entitled to dispose of the Collateral in any way it sees fit without any liability to Purchaser or NLSI for the disposal of such Collateral.
     6.19 Cardnet Payments Received by Purchaser. Subject to the terms of this Agreement, promptly after the receipt by Purchaser of any payment owed to Cardnet under the Cardnet Residual Sharing Leases (as set forth on Schedule 4.1.22) Purchaser shall remit such payment to Seller.
     6.20 Validation Order Application.
     (a) No later than August 15, 2006, Seller shall make an application to the Office of Fair Trading (“OFT”) in the UK seeking a validation order (the “Order”) in respect of certain Hire Agreements entered into by Seller or its predecessor entity during the period February 14, 2003 to October 25, 2003 (the

“Lapse Period”). Purchaser shall provide all assistance reasonably requested by Seller in relation to the making of this application, including access to any information necessary to complete it and respond to queries from the OFT.
     (b) In the event that Seller does not submit its application for the Order by August 15, 2006, or in the event that the Order is not issued to Seller by May 15, 2007, Seller shall pay to Purchaser an amount equal to Two Hundred Fifty Thousand United States Dollars (US$250,000) as liquidated damages for the failure to submit its application for the Order by August 15, 2006 or to obtain the Order by May 15, 2007 (the “Lapse Payment”). Such Lapse Payment shall be made by wire transfer in cash to Purchaser’s bank account referenced in Section 2.2 within five (5) Business Days of the date from which the obligation to make the Lapse Payment crystallizes. The parties agree that the potential damage to Purchaser if the application for the Order is not filed by August 15, 2006 or is not issued by May 15, 2007 is difficult to determine and the parties intend this Section to be for damages that may be incurred by Purchaser and not as a penalty.
     (c) It is intended by the parties hereto that the Lapse Payment compensate Purchaser for any potential future loss of revenue it may suffer from each Hire Agreement entered into during the Lapse Period for which Purchaser cannot recover payments due under such Hire Agreement because the Account Debtor demonstrably has terminated such Hire Agreement due to the absence of the Order (the “Lapse Loss”). The Lapse Loss related to each such Hire Agreement shall equal US$375 less the amount actually paid by an Account Debtor under its Hire Agreement from the Effective Date until the date that such Account Debtor demonstrably terminates its Hire Agreement due to the absence of the Order. In relation to the Hire Agreements entered into during the Lapse Period: (i) if the Lapse Payment has been made, Purchaser shall be entitled to recover its Lapse Loss to the extent that it exceeds the amount of the Lapse Payment and then only to the extent that it actually exceeds the amount of such Lapse Payment; and (ii) if the Lapse Payment has not been made, Purchaser shall be entitled to recover the entire amount of its Lapse Loss. Notwithstanding anything to the contrary herein, Purchaser shall be entitled to recover its reasonable costs and expenses, including attorneys fees, incurred in connection with attempting to enforce the Hire Agreements entered into during the Lapse Period that were demonstrably terminated by Account Debtors due to the absence of the Order. For further clarity, this Section 6.20 is intended to provide a specific remedy for a Lapse Loss; Purchaser and NLSI are not precluded from seeking recovery under other provisions in this Agreement but will only be entitled to a single recovery for any claim related to a Lapse Loss.
     (d) Seller shall have the right to audit Purchaser’s calculation of any amounts alleged to be owed by Seller to Purchaser under this Section 6.20.
     6.21 Clawback Recovery.

     (a) In the event that Purchaser is required by a decision of a court of competent jurisdiction to repay to any Account Debtor who entered into a Hire Agreement during the Lapse Period, or during the period of May 31, 2005 to the Closing Date (the “Non-conforming Period”) any of the payments made by such Account Debtor under such Hire Agreement (for purposes of this Agreement, a “Hirer Clawback”), Seller shall indemnify Purchaser for the amount of the Hirer Clawback that it actually pays to each Account Debtor (the “Clawback Loss”); provided, however, that Seller’s indemnification obligation for the Clawback Loss shall be limited to (i) the amount of the Hirer Clawback that relates to amounts actually paid by the Account Debtor to Seller under the Hire Agreement in question; plus (ii) with respect to the Lapse Period, the amount paid by Purchaser to Seller for such Hire Agreement (i.e., US$375 per Hire Agreement), less the amount paid by the Account Debtor to Purchaser under such Hire Agreement following the Effective Date, or (iii) with respect to the Non-conforming Period, the amount paid by Purchaser to Seller for such Hire Agreement (i.e., US$187.50 per Hire Agreement), less the amount paid by the Account Debtor to Purchaser under such Hire Agreement following the Effective Date.
     (b) By way of example of Seller’s indemnification obligation under this Section 6.21 in relation to the Lapse Period, if the total amount of the Clawback Loss on a particular Hire Agreement entered into during the Lapse Period is US$800, and Seller received US$200 in payment under the Hire Agreement before its transfer and assignment under this Agreement and Purchaser received US$100 under the Hire Agreement after its transfer and assignment under this Agreement, then Seller will indemnify Purchaser for US$475, which equals US$200 (i.e., Seller’s share of the Hirer Clawback) plus US$375 (i.e., the amount paid by Purchaser for each Hire Agreement during the Lapse Period) less US$100 (i.e, the amount paid to Purchaser by the Account Debtor).
     (c) By way of example of Seller’s indemnification obligation under this Section 6.21 in relation to the Non-conforming Period, if the total amount of the Clawback Loss on a particular Hire Agreement entered into during the Non-conforming Period is US$800, and Seller received US$200 in payment under the Hire Agreement before its transfer and assignment under this Agreement and Purchaser received US$100 under the Hire Agreement after its transfer and assignment under this Agreement, then Seller will indemnify Purchaser for US$287.50, which equals US$200 (i.e., Seller’s share of the Hirer Clawback) plus US$187.50 (i.e., the amount paid by Purchaser for each Hire Agreement entered into during the Non-conforming Period) less US$100 (i.e., the amount paid to Purchaser by the Account Debtor.
     (d) Seller shall have the right to audit Purchaser’s calculation of any amounts alleged to be owed by Seller to Purchaser under this Section 6.21.

     6.22 Collection Activities. Purchaser shall conduct its collection activities in accordance with all material applicable laws including but not limited to the Consumer Credit Act and the Data Protection Act 1998 (and all related legislation and regulations), provided, however, Purchaser shall only be liable to Parent or Seller for a breach of this Section 6.22 to the extent that Parent or Seller actually incurs or suffers a loss or otherwise incurs liability as a result of a breach by Purchaser of this Section 6.22.
     6.23 Assignment on Further Transfer. Purchaser and NLSI hereby covenant jointly and severally that any authorized assignment or further transfer of the Business and Purchased Assets, or any part thereof, shall be made only to a party with the ability to conduct legally, with all required authorizations and licenses, such activities related to the Business and the Purchased Assets and shall indemnify Parent and Seller from any loss either may suffer as a result of a breach of this undertaking. Seller acknowledges that: (a) as of the Closing Date, Purchaser has entered into a financing arrangement with a lender for the purchase of the Business and Purchased Assets whereby the rights, title and interest of the Purchaser in certain of the Purchased Assets have been assigned to a collateral agent (as trustee for itself and the lender) as security for Purchaser’s obligations under the financing arrangement; and (b) this financing arrangement shall not constitute a breach of this Section 6.23; provided, however, that should Parent or Seller suffer any loss as a result of the financing arrangement and security referenced above, Purchaser and NLSI shall indemnify Parent and Seller for such loss.
6.24 Confidential Information.
     (a) “Confidential Information” means any information that is disclosed by one party (“Discloser”) to the other (“Recipient”), which, at the time it is disclosed, in any form, is or reasonably should be known by Recipient to be proprietary or confidential information of Discloser. Other than provided for in Section 6.3 of this Agreement, the terms of this Agreement are Confidential Information. Confidential Information shall not include information that: (i) is rightfully known to Recipient at the time of disclosure; (ii) has become publicly known through no wrongful act of Recipient; (iii) has been rightfully received by Recipient from a third party without restriction on disclosure and without breach of any agreement; (iv) has been independently developed by Recipient as evidenced by appropriate documentation; (v) has been approved for release by written authorization executed by an authorized officer of Discloser; or (vi) is required to be disclosed by Recipient pursuant to a requirement of law, provided, that prior to any such disclosure, Recipient shall immediately notify Discloser, in writing, of the proposed disclosure and cooperate fully with Discloser to protect against such disclosure or obtain a protective order narrowing the scope of the compelled disclosure and protecting the confidentiality of the Confidential Information.
     (b) Recipient shall hold Confidential Information in strict confidence and shall not disclose, copy, reproduce, sell, assign, license, market, transfer or otherwise dispose of such information, or give or disclose such information to third parties, or use such information for any purposes whatsoever other than as required by applicable law or regulation or exercise its rights under this Agreement. Notwithstanding the foregoing, Recipient may disclose the other party’s Confidential Information to: (i) employees and consultants that have a need to know such information, provided that Recipient shall advise each such employee and consultant of their obligations to keep such information confidential; and (ii) the extent Recipient is legally compelled to disclose such Confidential Information, provided that Recipient shall give advance notice of such compelled disclosure to the other party, and such shall cooperate with the other party in connection with any efforts to prevent or limit the scope of such disclosure or use of the Confidential Information. All records, documents and other papers considered to be Confidential Information, together with any copies or extracts thereof, made of acquired by any party during the course of this Agreement shall be returned to the Disclosing Party immediately after retention by seller of such Confidential Information is no longer required by law. Seller shall not use the Confidential Information in any respect to compete with Purchaser or provide such Confidential Information to any third party (including Parent) other than as required by law. Notwithstanding anything to the contrary herein, any information retained by Seller that relates to the Purchased Assets or the Business is Confidential Information of Purchaser (effective as of the Closing Date) and shall be treated as such by Seller and for such purposes; for the purposes of such retained information, Purchaser will be the Disclosing Party and Seller will be the Recipient.
     6.25 £120 Fee. The Hire Agreements provide that a consumer Account Debtor must pay a £120 fee if the Account Debtor terminates his/her Hire Agreement prior to the end of the term of the Hire Agreement (the “£120 Fee”). If an Account Debtor under a Hire Agreement entered into during the period of July 1, 2002 to July 1, 2004 pays to Purchaser the £120 Fee, and (a) such Account Debtor demands repayment of the £120 Fee on the basis that such amount should not have been paid as the clause providing for such £120 Fee is unenforceable; and (b) Purchaser actually repays the full amount of the £120 Fee to the Account Debtor, then Seller shall be obligated to pay to Purchaser an amount equal to the £120 Fee; provided, however, that Seller shall not be obligated to make any payment to Purchaser under this Section 6.25 unless Purchaser has repaid the full amount of the £120 Fee on more than fifty (50) distinct Hire Agreements at which point Purchaser shall be entitled to receive payment from Seller for the entire amount that it has been required to repay to each Account Debtor in connection with this Section 6.25. Seller shall have the right to audit Purchaser’s calculation of any amounts alleged to be owed by Seller to Purchaser under this Section 6.25. Notwithstanding the foregoing, any amounts that Purchaser is entitled to recover under this Section 6.25 are not subject to the US$250,000 deductible set forth in Section 9.1.
ARTICLE 7:
CLOSING
     7.1 Closing Date and Place. The consummation of the sale and purchase of the Purchased Assets contemplated by this Agreement (the “Closing”) will take place on the Closing

Date at the offices of Milberg Weiss Bershad & Schulman LLP, One Pennsylvania Plaza, New York, NY 10119, provided, however, the parties hereto agree that the Closing may be effected by facsimile.
ARTICLE 8:
CLOSING DOCUMENTS
     8.1 Obligations of Parent and Seller. On the Closing Date, Seller shall deliver to Purchaser possession of all tangible Purchased Assets that it has in its possession and Parent and Seller shall execute or deliver to Purchaser all of the following:
          8.1.1 Resolutions. Copies of shareholder and/or board resolutions of Parent and Seller certified by the Secretary or an Assistant Secretary of Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.
          8.1.2 Hire Agreements; Hire Agreement Documents. All originals to the extent they are available (except for the executed copy retained by the Account Debtor) of all Hire Agreements and Hire Agreement Documents and ownership of the Collateral, including any documents of title of the Collateral and
          8.1.3 Assignment Notice and Fair Processing Notice. Confirmation that the Assignment Notice and Fair Processing Notice have been mailed to the Account Debtors.
          8.1.4 Data Transfer Agreement. The Data Transfer Agreement executed by Seller.
          8.1.5 Transition Services Agreement. The Transition Services Agreement executed by Seller.
          8.1.6 Help Desk and Maintenance Services Agreement. The Help Desk and Maintenance Services Agreement executed by Parent and Seller.
     8.2 Purchaser’s Obligations. At the Closing, Purchaser shall deliver to Seller the following:
          8.2.1 Resolutions. Copies of Shareholder and/or Board resolutions of Purchaser and NLSI certified by the Secretary or an Assistant Secretary of Purchaser and NLSI, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.
          8.2.2 Payment. Funds in the amounts and payable as set forth in Section 2.1, and all other payments required to be made by Purchaser on or prior to the Closing Date pursuant to the provisions of this Agreement.

          8.2.3 Data Transfer Agreement. The Data Transfer Agreement executed by Purchaser.
          8.2.4 Transition Services Agreement. The Transition Services Agreement executed by Purchaser.
          8.2.5 Help Desk and Maintenance Services Agreement. The Help Desk and Maintenance Services Agreement executed by Purchaser and NLSI.
          8.2.6 Data Transfer Notice. Confirmation that the Data Transfer Notice has been mailed to the Account Debtors.
     8.3 Joint Obligations. The parties will deliver each to the other the certificates, records, schedules, and the other documents required by the terms of this Agreement.
ARTICLE 9:
INDEMNIFICATION
     9.1 Indemnification by Parent and Seller. Subject to the limits set forth in this Article 9:, Parent and Seller, jointly and severally, agree to indemnify, defend and hold Purchaser and NLSI and each of their shareholders, affiliates, officers, directors, employees, agents, successors and assigns (Purchaser, NLSI and such persons are hereinafter collectively referred to as “Purchaser’s Indemnified Persons”), harmless from and against any and all loss, liability, damage or deficiency (including interest, penalties, costs of preparation and investigation, and reasonable attorneys’ fees) (collectively “Losses”) that Purchaser’s Indemnified Persons may suffer, sustain, incur or become subject to, arising out of or due to: (a) any inaccuracy of any representation of Parent or Seller in this Agreement; (b) the material breach of any warranty of Parent or Seller in this Agreement; (c) the non-fulfillment of any covenant, undertaking, agreement or other obligation of Parent or Seller under this Agreement; (d) any noncompliance by Parent or Seller with bulk sales laws or similar laws which may be applicable to the sale or transfer of the Business, (e) any liabilities or damages incurred by Purchaser related to the Excluded Assets and/or the Excluded Liabilities and (f) any liability incurred by Purchaser pertaining to the ownership, operation or control of the Hire Agreements or Collateral prior to the Closing Date, other than the Assumed Liabilities. Parent and Seller shall have no liability for indemnification or otherwise with respect to claims under Section 9.1 or otherwise related to this transaction until the total of all Losses with respect to such matters, net of any reduction pursuant to Section 9.5, exceeds Two Hundred Fifty Thousand United States Dollars (US$250,000) and then only for the amount by which such Losses, net of any reduction pursuant to Section 9.5, exceed Two Hundred Fifty Thousand United States Dollars (US$250,000), and do not exceed, in the aggregate, an amount equal to the Purchase Price, provided the limitations contained in this sentence shall not apply to any amounts owed to Purchaser pursuant to Sections 2.1, 2.2, 3.3, 4.1.7, 4.1.12, 4.1.23, 4.1.26, 6.2(c), 6.5, 6.6, 6.7, 6.12, 6.15, 6.17, 6.20, 6.21, 6.24 and 6.25, or as a result of, or in connection with, a breach of any of those Sections. Notwithstanding the qualification by “best knowledge” of certain warranties provided by Parent and Seller in Article 4, should Purchaser suffer a loss due to Seller’s breach of these qualified warranties, Seller’s indemnification obligation shall be considered by the parties hereto as if such qualifications were not made and Parent and Seller each agree not to assert its lack of knowledge as a defense to any action or claim made by Purchaser or NLSI.
     9.2 Indemnification by Purchaser and NLSI. Purchaser and NLSI jointly and severally agree to indemnify, defend and hold Parent and Seller and their affiliates, officers, directors, employees, agents, successors and assigns (Parent, Seller and such persons are hereinafter collectively referred to as “Seller’s Indemnified Persons”), harmless from and against any and all Losses that Seller’s Indemnified Persons may suffer, sustain, incur or become subject to arising out of or due to: (a) any inaccuracy of any representation of Purchaser and/or NLSI in this Agreement; (b) the material breach of any warranty of Purchaser and/or NLSI in this Agreement; (c) the non-fulfillment of any covenant, undertaking, agreement or other obligation of Purchaser under this Agreement, or (d) any liability incurred by Seller pertaining to the ownership, operation or control of the Purchased Assets and the operation of the Business by Purchaser after the Closing Date.
     9.3 Survival of Representations and Warranties. The several representations and warranties of the parties contained in this Agreement or in any document delivered pursuant hereto and the parties’ right to indemnity in accordance with this Article 9: shall survive the Closing Date and shall remain in full force and effect thereafter for a period of eighteen (18) months after the Closing Date and shall be effective with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such eighteen (18) month period in accordance with Section 9.4 hereof after which eighteen (18) month period they shall terminate and be of no further force or effect. Notwithstanding the foregoing, Purchaser may give notice of, and make a claim relating to, and shall be indemnified in connection with: (a) the breach of the representations and warranties contained in Section 4.1.7 hereof, at any time prior to sixty (60) days after the expiration of the appropriate statute of limitations and any extensions thereof and (b) any breach of the representations and warranties contained in Sections 4.1.1 and 4.1.16(a) hereof and Section 4.1.11 hereof, at any time.
     9.4 Notice and Opportunity to Defend. If there occurs an event that either party asserts is an indemnifiable event pursuant to Sections 9.1 or 9.2 hereof, the party seeking indemnification (the “Indemnitee”) shall deliver an Officer’s Certificate to the party obligated to provide indemnification (the “Indemnitor”) promptly. If such event involves (a) any claim, or (b) the commencement of any action or proceeding by a third person, the Indemnitee will give the Indemnitor written notice of such claim or the commencement of such action or proceeding within fifteen (15) days of Indemnitee’s becoming aware thereof; provided, however, that delay or failure to so notify the Indemnitor shall only relieve the Indemnitor of its obligations to the extent, if at all, that it is prejudiced by reasons of such delay or failure. The Indemnitor shall have a period of 30 days within which to respond thereto. If the Indemnitor accepts responsibility within such 30-day period, the Indemnitor shall be obligated to compromise or defend, at its own expense and by counsel chosen by the Indemnitor and reasonably satisfactory to the Indemnitee, such matter, and the Indemnitor shall provide the Indemnitee with such assurances as may be reasonably required by the Indemnitee to assure that the Indemnitor will assume and be responsible for the entire liability at issue. If the Indemnitor does respond within such 30-day period and rejects responsibility for such matter in whole or in part, or does not respond, the Indemnitee shall be free to pursue in good faith, without prejudice to any of its rights hereunder, such remedies as may be available to the Indemnitee under applicable law at the Indemnitor’s expense. The Indemnitee agrees to cooperate fully with the Indemnitor and its counsel in the defense against any such asserted liability. In any event, the Indemnitee shall have the right to participate in a non-controlling manner and at its own expense in the defense of such asserted liability. Any compromise of such asserted liability by the Indemnitor shall require the prior written consent of the Indemnitee and until such consent is obtained the Indemnitor shall continue the defense of such asserted liability. If, however, the Indemnitee refuses its consent to a bona fide offer of settlement that the Indemnitor wishes to accept, the Indemnitee may continue to pursue such matter, free of any participation by the Indemnitor, at the sole expense of the Indemnitee. In such event, the obligation of the Indemnitor to the Indemnitee shall be equal to the lesser of the amount of the offer of settlement which the Indemnitee refused to accept plus the costs and expenses of the Indemnitee prior to the date the Indemnitor notifies the Indemnitee of the offer of settlement, and the actual out-of-pocket amount the Indemnitee is obligated to pay as a result of the Indemnitee’s continuing to pursue such matter. The Indemnitor shall be entitled to recover from the Indemnitee any additional expenses incurred by the Indemnitor as a result of the decision of the Indemnitee to pursue such matter.
     9.5 Reduction for Insurance. The amount which the Indemnitor is required to pay to, for, or on behalf of the Indemnitee pursuant to this Article 9: shall be reduced (including, without limitation, retroactively) by any insurance proceeds actually recovered by or on behalf of the Indemnitee in reduction of the related indemnifiable loss (the “Indemnifiable Loss”). Amounts required to be paid, as so reduced, are hereinafter sometimes called an “Indemnity Payment”. If the Indemnitee shall have received, or if the Indemnitor shall have paid on its behalf, an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently receive, directly or indirectly, insurance proceeds (which duplicate in whole or in part, the Indemnity Payment) in respect of such Indemnifiable Loss, then the Indemnitee shall promptly pay to the Indemnitor the amount of such insurance proceeds, or, if less, the amount of the Indemnity Payment. The parties hereto agree that the foregoing shall not affect the subrogation rights of any insurance companies making payments hereunder.
ARTICLE 10:
DEFINITIONS
     For the purposes of this Agreement the following terms shall have the meaning given to them in this Article 10:
     “Business Day” shall mean any day which is not a Saturday or Sunday and is not a legal holiday on which banks in New York are authorized or required to be closed in the United States.

     “Claims” shall include all losses, costs (including legal costs, other professional fees and disbursements and associated VAT), debts, awards, damages, liabilities, outgoings, expenses, interest, penalties, fines, charges, actions, proceedings, claims (or other legal recourse) and demands.
“Consumer Credit Act” means the Consumer Credit Act 1974;
“Data Protection Act ” means the Data Protection Act 1998;
“Data Subject” has the meaning given in Data Protection Act 1998;
     “Data Transfer Agreement” means the EC-approved model contract terms for the transfer of Personal Data, by and between Seller and Purchaser, a form of which of which is attached hereto as Exhibit J.
     “Legal Requirement(s)” means any United Kingdom, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principal of common law, regulation, statute, judgment, or treaty.
     “Material Adverse Effect” means any change, effect or circumstance that, individually or when taken together with all other changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the material adverse effect, is or is reasonably likely to be materially adverse to the Purchased Assets, excluding the effects of changes to the extent arising from or related to (i) the United States or global economy including capital markets generally, or (ii) general changes in conditions in the industries in which Seller conducts business.
     “Officer’s Certificate” shall mean a certificate signed by any officer of Indemnitee (i) stating that Indemnitee paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant, or bulk transfer tax, as applicable.
     “Personal Data” shall mean any data forming part of the Purchased Assets or sold or otherwise transferred or disclosed to Purchaser under or in contemplation of this Agreement which falls within the definition of “personal data” given from time to time in Data Protection Act 1998;
     “Process” and “Processing” have the respective meanings given to them from time to time in Data Protection Act 1998;
     “Tax” means any of the Taxes, and “Taxes” means (A) all forms of taxes , duties, imposts, and levies in each case in the nature of a tax, including those relating to net income, capital gains, gross income, gross receipts, sales, use, ad valorem, franchise, capital, profits, license, and other withholding, employment, social security, payroll, transfer, conveyance, documentary, stamp, property, value added (VAT), customs duties, minimum taxes, estimated and any other taxes, fees, charges, levies in each case in the nature of a tax, imposts, excises, duties or assessments of any kind whatsoever, together with additions to tax or additional amounts, interest and penalties relating thereto that may be imposed by the United Kingdom or any local, or foreign government, and (B) any liability of Seller for the payment of any amount of any type described in clause (A) as a result of Seller being a transferee or a member of an affiliated or combined group prior to the Closing Date.
     “Tax Returns” means all returns, reports, statements, and forms required to be filed in respect of any Tax.
     “VAT Records” means all records, invoices and other documents relating to the Business as at Closing which are required to be preserved for the purposes of VATA 1994 and/or regulations made under that enactment.
     “VATA 1994” means the Value Added Tax Act 1994.
ARTICLE 11:
MISCELLANEOUS
     11.1 Expenses. Except as otherwise set forth in this Agreement, each of the parties hereto shall pay its own expenses and costs incurred or to be incurred by it in negotiating, closing and carrying out this Agreement. Notwithstanding the foregoing, a party not in breach of this Agreement shall be entitled to recover from a breaching party all expenses and costs incurred by the non-breaching party by reason of such breach (including, without limitation, all legal expenses and costs), which recovery shall be subject to, and recoverable in accordance with, Section 9.1 or Section 9.2, as applicable.
     11.2 Notices. All notices, requests, demands and other communications given hereunder (collectively, “Notices”) shall be in writing and personally delivered or mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:
(a)	If to Parent or Seller at:

Hypercom Corporation 2851 West Kathleen Road Phoenix, Arizona 85053 Attention: General Counsel

with a copy to:

Kilpatrick Stockton, LLP 39th Floor One Canada Square

London E14 5NZ Attn: R. Kenneth Boehner

(b)	If to Purchaser or NLSI at:

Northern Leasing Systems Inc. 132 West 31st Street 14th Floor New York, NY 10001 Attention: Jay Cohen, President

with a copy to:

Milberg Weiss Bershad & Schulman LLP One Pennsylvania Plaza New York, NY 10119 Attention: Arnold N. Bressler
     (c) All Notices shall be deemed delivered when actually received if personally delivered or five days after having been placed in the mail, addressed in accordance with Sections 11.2(a) or (b) hereof, as the case may be. Each of the parties shall hereafter notify the other in accordance with this Section 11.2 of any change of address or party to which notice is required to be delivered or mailed.
     11.3 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     11.4 Entire Agreement. Without prejudice to the Data Transfer Agreement, this Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.
     11.5 Headings. The headings contained in this Agreement and in the schedules hereto are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
     11.6 Assignment and Amendment of Agreement. This Agreement shall be binding upon the respective successors and assigns of the parties hereto. This Agreement may not be assigned, whether by operation of law or otherwise, without the prior written consent of the other parties. This Agreement may be amended only by written agreement of the parties hereto, duly executed by an authorized representative of each of the parties hereto. Notwithstanding the foregoing, Purchaser and NLSI shall have (a) the absolute right to assign or novate this Agreement to an affiliate, and (b) the right to assign, transfer, charge or pledge, or grant participation in all or any part of, or any interest in, its rights and benefits hereunder or in the

Business or the Purchased Assets to any lender of Purchaser or any collateral agent for its own benefit or the benefit of any such lender, in each case, in connection with the provision of providing financing for the purchase of the Business or the Purchased Assets. Any assignment hereunder shall be made without prejudice to Section 6.2(b).
     11.7 Governing Law. Without prejudice to the Data Transfer Agreement, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made in that state, without giving effect to the conflict of laws principles thereof.
     11.8 Jurisdiction; Service of Process. Without prejudice to the Data Transfer Agreement, each party hereto agrees that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement or the transactions contemplated hereby may only be brought in the federal court sitting in the State of New York or any other New York court, and each of the parties hereby consents to the jurisdiction of such courts (and the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit or proceeding which is brought in any such court has been brought in an inconvenient forum. Concurrently with the execution and delivery of this Agreement, Seller shall execute and deliver to Purchaser an appointment letter appointing Parent as its designee, appointee and agent to receive, accept and acknowledge for and on behalf of Seller, service of any and all legal process, summons, notices and documents which may be served in any action, suit or proceeding relating to this Agreement or any ancillary document hereof with respect to any action filed before the courts of the United States District Court of the Southern District of New York or of the courts of the State of New York sitting in New York, Borough of Manhattan, which service may be made on any such designee, appointee and agent in accordance with legal procedures prescribed for such courts. Seller agrees that service upon Parent as provided for herein shall constitute valid and effective personal service upon Seller with respect to all matters and that failure of Parent to give any notice of such service to Seller shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon.
     11.9 Further Assurances. Each party agrees that it will execute and deliver, or cause to be executed and delivered, on or after the date of this Agreement, all such other instruments and will take all reasonable actions as may be necessary to transfer and convey the Purchased Assets to Purchaser, on the terms herein contained, and to consummate the transactions herein contained to effectuate the provisions and purposes hereof.
     11.10 No Third Party Rights. Other than as specifically stated herein and without prejudice to the Data Transfer Agreement, this Agreement is not intended and shall not be construed to create any rights in any parties other than Parent, Seller, Purchaser and NLSI and no person shall have any rights as a third party beneficiary hereunder.

     11.11 Waiver of Bulk Sales Laws. The parties hereto waive compliance with the provisions of any applicable bulk sales laws.
     11.12 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect.
     11.13 Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.
     11.14 Incorporation of Schedules. The schedules hereto are incorporated into this Agreement and shall be deemed a part hereof as if set forth herein in full. References herein to “this Agreement” and the words “herein,” “hereof” and words of similar import refer to this Agreement (including its schedules as an entirety). In the event of any conflict between the provisions of this Agreement and any such schedule the provisions of this Agreement shall control.
[INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Parent, Seller, Purchaser and NLSI have duly executed and delivered this Agreement as of the day and year first above written.

HYPERCOM EMEA LTD.
(“SELLER”)

	By:	/s/ Douglas J. Reich

	Title:	Director and Secretary

HYPERCOM CORPORATION
(“PARENT”)

	By:	/s/ Scott Tsujita

	Title:	SVP, Treasury and Investor Relations

FORRESTER UK HOLDINGS, LLC
(“PURCHASER”)

	By:	/s/ Jay Cohen

	Title:	President/CEO

NORTHERN LEASING SYSTEMS, INC.
(“NLSI”)

	By:	/s/ Jay Cohen

k	Title:	President/CEO